Exhibit 10.2

CAESARS ENTERTAINMENT CORPORATION

2017 PERFORMANCE INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made by and between Caesars Entertainment Corporation, a Delaware corporation (the “Corporation”), and [                ] (“Participant”) on the date set forth on the final page of this Agreement. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

WHEREAS, the Corporation has adopted the Caesars Entertainment Corporation 2017 Performance Incentive Plan (as the same may be amended from time to time in accordance with its terms, the “Plan”), pursuant to which Performance Stock Units may be granted; and

WHEREAS, the Administrator has determined that it is in the best interests of the Corporation and its stockholders to grant the Performance Stock Units provided for herein to Participant subject to the terms set forth herein.

NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Performance Stock Units.

(a)    Grant. The Corporation hereby grants to Participant, on the Date of Grant (set forth in Appendix A) the target number of Performance Stock Units (“PSUs”) set forth in Appendix A (the “Target PSUs”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The actual number of PSUs earned by the Participant shall be from 0% to 200% of the Target PSUs. Each PSU represents the right to receive payment in respect of one share of Common Stock of the Corporation (a “Share”), subject to the terms of this Agreement and the Plan. The PSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 4 hereof. The PSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 4 hereof.

(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

(c)    Acceptance of Agreement. In order to accept this Agreement, Participant must indicate acceptance of the PSUs and acknowledgment that the terms of the Plan and this Agreement have been read and understood by signing and returning a copy of this Agreement as

Form PSU Agreement - Executive

instructed by the Corporation. By accepting this Agreement, Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules (which consent may be revoked in writing by Participant at any time upon three business days’ notice to the Corporation, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to Participant).

2.	Vesting.

(a)     Subject to the terms and conditions of this Agreement, the PSUs shall be subject to a three-year performance period, consisting of the calendar years 20[18], 20[19] and 20[20] (the “Total Award Performance Period”), which is further subdivided into three annual performance periods, each of which are a single calendar year (each an “Annual Performance Period”). Except as otherwise provided below, following each Annual Performance Period, the number of PSUs earned shall be determined as provided in Appendix A (as determined under Appendix A, the “Earned PSUs”). Except as otherwise provided below, the number of Earned PSUs, if any, shall become vested on the anniversary of the Date of Grant immediately following the last day of the Annual Performance Period with respect to which the Earned PSUs were earned (the “Vesting Date”) if the Participant’s employment or services with the Corporation and its Subsidiaries continues throughout the period beginning on the Date of Grant and ending on the Vesting Date.

(b)    In the event that Participant’s employment or services with the Corporation and its Subsidiaries is terminated (i) by the Corporation or a Subsidiary without Cause, (ii) by Participant for Good Reason, (iii) by reason of Participant’s death or (iv) by the Corporation or a Subsidiary on account of Participant’s Disability, in each case at any time between the Date of Grant and the second anniversary of the effective date of the Reorganization (as defined in the Participant’s employment agreement with the Corporation, as amended), Participant shall be considered as remaining employed with the Corporation and its Subsidiaries throughout the period beginning on the Date of Grant and ending on the Vesting Date applicable to the third Annual Performance Period, for purposes of vesting in any Earned PSUs pursuant to Section 2(a) hereof.

(c)    If, during the period that begins on the effective date of a Change in Control (as defined below) and ends on the twelve month anniversary of the effective date of the Change in Control, there is a termination of Participant’s employment or services with the Corporation and its Subsidiaries by the Corporation or a Subsidiary without Cause (other than as a result of Participant’s death or Disability) or by Participant for Good Reason (a “Qualifying Termination”), and such Qualifying Termination occurs on or before the Vesting Date of an Annual Performance Period, then the sum of the following amounts shall become fully vested upon the effective date of the Qualifying Termination (the total Target PSUs that vest pursuant to this Section 2(c) shall be referred to as “Earned Target PSUs”): (i) the Target PSUs attributable to any Annual Performance Period with respect to which the Qualifying Termination occurs prior to the Vesting Date applicable to such Annual Performance Period, and (ii) for each Annual Performance Period with respect to which the Qualifying Termination occurs on or after the Vesting Date applicable to such Annual Performance Period in which the Earned PSUs for such

Form PSU Agreement - Executive

Annual Performance Period (as determined under Appendix A) were less than the Target PSUs attributable to such Annual Performance Period (as set forth on Appendix A) each a, “Previously Vested Below Target Annual Performance Period”), an amount equal to the Target PSUs attributable to such Previously Vested Below Target Annual Performance Period (as set forth on Appendix A), less the Earned PSUs for such Previously Vested Below Target Annual Performance Period (as determined under Appendix A). For the avoidance of doubt, if Participant becomes eligible to receive Earned Target PSUs pursuant to this Section 2(c), Participant shall not be eligible to earn any Earned PSUs determined as provided in Appendix A with respect to any Annual Performance Period with respect to which the Qualifying Termination occurs prior to the Vesting Date applicable to such Annual Performance Period.

(d)    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)    [The acquisition by any Person (within the meaning of Section 3(a)(9) of the Exchange Act) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than [fifty] percent ([50]%) of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 2(d)(i), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Corporation; (w) any acquisition by the Corporation; (x) any acquisition by any Person that as of [January 1, 2018] owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

(ii)    During any period of two (2) consecutive years (not including any period prior to [January 1, 2018]) individuals who constitute the Board on [January 1, 2018] (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to [January 1, 2018] whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Corporation or (y) any one or more Subsidiaries whose combined revenues for the prior fiscal year represented more than [fifty percent (50%)] of the consolidated revenues of the Corporation and its Subsidiaries for the prior fiscal year (the “Major Subsidiaries”), or (B) a sale or other disposition of all or substantially all of the assets of the Corporation or the Major

Form PSU Agreement - Executive

Subsidiaries, or the acquisition of assets or equity of another entity by the Corporation or any of its Subsidiaries (each of the events referred to in clauses (A) and (B) sometimes hereinafter being referred to a “Business Combination”), unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act), respectively, of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than [fifty percent (50%)] of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Voting Securities, (excluding any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Combination as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Corporation), (2) no Person (excluding any employee benefit plan (or related trust) of the Corporation or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of [January 1, 2018] owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, [fifty percent (50%)] or more of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.]

3.        Settlement. The obligation to make payments and distributions with respect to vested Earned PSUs or Earned Target PSUs, as applicable, shall be satisfied through the issuance of one Share for each vested Earned PSU or Earned Target PSUs, as applicable (the “settlement”), and the settlement of the vested Earned PSUs or Earned Target PSUs, as applicable, may be subject to such conditions, restrictions and contingencies as the Administrator shall determine. The vested Earned PSUs shall be settled within sixty (60) days after the end of each Annual Performance Period (as applicable, the “Settlement Date”). The Earned Target PSUs shall be settled within sixty (60) days after the effective date of the Qualifying Termination (the “Qualifying Termination Settlement Date”). The payment dates set forth in this Section 3 have been specified for the purpose of causing the PSUs to be exempt from the provisions of Section 409A of the Code.

4.        Termination of Employment or Service. Except as otherwise provided in an employment agreement (or similar agreement) between Participant and the Corporation or any of

Form PSU Agreement - Executive

its Subsidiaries in effect on the Date of Grant, or under Sections 2(b) or 2(c) above, if Participant’s employment or service with the Corporation or any Subsidiary, as applicable, terminates for any reason, then the unvested portion of the PSUs shall be cancelled immediately and Participant shall immediately forfeit any rights to the PSUs subject to such unvested portion. Any unvested PSUs that remain after the earlier of the Settlement Date applicable to the third Annual Performance Period or the Qualifying Termination Settlement Date, shall be cancelled immediately and Participant shall immediately forfeit any rights to the PSUs subject to such unvested portion.

5.        Adjustments. In the event of any change in the outstanding Shares by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend, extraordinary dividend distribution or other transaction set forth in Section 7.1 of the Plan or a similar transaction, the Administrator shall adjust, in a manner deemed equitable by the Administrator in accordance with the terms of Plan, in its sole discretion, the number of PSUs held by Participant under this Agreement.

6.        No Rights as a Stockholder. Except as set forth in the Plan, neither Participant nor any person claiming through Participant shall be, or have any rights or privileges of, a stockholder of the Corporation in respect of shares issuable pursuant to PSUs granted hereunder until the Shares have been delivered to Participant.

7.        Compliance with Legal Requirements.

(a)    Generally. The granting and settlement of the PSUs, and any other obligations of the Corporation under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Administrator shall have the right to impose such restrictions or delay the settlement of the PSUs as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which the Shares are then listed or traded, and/or any blue sky or state securities laws applicable to the Shares; provided that any settlement shall be delayed only until the earliest date on which settlement would not be so prohibited. Participant agrees to take all steps the Administrator or the Corporation determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

(b)    Tax Withholding. All distributions under the Plan shall be subject to Participant satisfying any applicable federal, state, local and foreign tax withholding obligations. The Corporation shall have the power and the right to require Participant to remit to the Corporation or deduct or withhold from all amounts payable to Participant in connection with the PSUs or otherwise, an amount sufficient to satisfy any applicable taxes allowed by law. Further, the Corporation may permit or require Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the PSUs.

Form PSU Agreement - Executive

8.    Miscellaneous.

(a)    Transferability. The PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order if approved or ratified by the Administrator or as otherwise permitted under Section 5.7.2 or 5.7.3 of the Plan, to the extent permissible under Section 409A of the Code, if applicable.

(b)    Waiver. Any right of the Corporation contained in this Agreement may be waived in writing by the Administrator. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)    Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A and any ambiguities herein shall be interpreted to so comply. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Code Section 409A or could cause Participant to incur any tax, interest or penalties under Code Section 409A , the Administrator may, in its sole discretion and without Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A , or to avoid the incurrence of taxes, interest and penalties under Code Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to Participant of the applicable provision without materially increasing the cost to the Corporation or contravening the provisions of Code Section 409A. This Section 8(c) does not create an obligation on the part of the Corporation to modify the Plan or this Agreement and does not guarantee the tax treatment of the PSUs. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if any payment hereunder is subject to Code Section 409A and (A) such payment is to be paid or provided on account of Participant’s termination of employment (or other separation from service), (B) Participant is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and (C) such payment is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service or termination of employment, then such payment shall be delayed until the first day of the seventh month following Participant’s termination of employment (or other or separation from service). For purposes of applying the requirements of Code Section 409A, the determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

(d)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Participant, at Participant’s address indicated by the Corporation’s records, or if to the Corporation, to the Corporation’s principal business office.

Form PSU Agreement - Executive

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f)    No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or independent contractor of the Corporation or its Subsidiaries or shall interfere with or restrict in any way the right of the Corporation or its Subsidiaries, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.

(g)    No Rights to Award. The grant to Participant of the PSUs pursuant to this Agreement shall not give Participant any claim or rights to be granted any future award or additional awards under the Plan, subject to any express contractual rights (set forth in a document other than the Plan and this Agreement) to the contrary.

(h)    Fractional Shares. No fractional shares shall be delivered under this Agreement. In lieu of issuing a fraction of a share in settlement of vested PSUs, the Corporation shall be entitled to pay to Participant an amount in cash equal to the fair market value (as defined in the Plan) of such fractional share.

(i)    Beneficiary. Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no validly designated beneficiary survives Participant, Participant’s estate shall be deemed to be Participant’s beneficiary.

(j)    Bound by Plan. By signing this Agreement, Participant acknowledges that Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan, including without limitation Section 8.14 of the Plan.

(k)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

(l)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 8.6.4 of the Plan or Section 8(c) hereof.

(m)    Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Form PSU Agreement - Executive

(n)    Captions. The captions and headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

[Signatures on next page]

Form PSU Agreement - Executive

IN WITNESS WHEREOF, the Corporation and Participant have executed this Agreement as set forth below.

CAESARS ENTERTAINMENT CORPORATION

By

Name:

Title:

Date:

Agreed to and Accepted by:

PARTICIPANT

Date:

Form PSU Agreement - Executive

APPENDIX A

Date of Grant, Performance Goals and number of Target PSUs:

1.	Date of Grant: [ ]

2.	Target Performance Goal. The target Adjusted EBITDA goal for each Annual Performance Period (the “Target Adjusted EBITDA Goal”) shall be as follows[1]:

a.	First Annual Performance Period ending on December 31, 20[ ] (the “First Annual Performance Period”): $[ ]

b.	Second Annual Performance Period ending on December 31, 20[ ] (the “Second Annual Performance Period”): $[ ]

c.	Third Annual Performance Period ending on December 31, 20[ ] (the “Third Annual Performance Period”): $[ ]

3.	Target PSUs: [ ]. The portion of the Target PSUs attributable to each Annual Performance Period shall be as follows:

a.	First Annual Performance Period: [ ]

b.	Second Annual Performance Period: [ ]

c.	Third Annual Performance Period: [ ]

Method for determining the number of Earned PSUs:

The following tables provides the method for determining the number of Earned PSUs for each Annual Performance Period based on the Corporation’s achievement of target levels of Adjusted EBITDA each Annual Performance Period that occurs during the Total Award Performance Period, as determined as soon as practicable after the end of each Annual Performance Period by the Administrator. The Administrator may, in its sole and absolute discretion, decrease the number of Earned PSUs otherwise payable to Participant based upon such performance. For example, discretion may be used to decrease the number of Earned PSUs otherwise payable to Participant based upon such performance in the event of certain infrequent or unusual gain from an unexpected event that would favorably impact the number of Earned PSUs absent such decrease. All determinations by the Administrator shall be final, conclusive and binding.

1.	The Earned PSUs for each Annual Performance Period shall be determined as follows[2]:

a.	The Earned PSUs for the First Annual Performance Period shall be equal to (i) the number of Target PSUs attributable to the First Annual Performance Period, multiplied by (ii) the First Annual Performance Period Earned Percentage determined as set forth below:

[1]	The target Adjusted EBITDA goal for each Annual Performance Period shall be subject to adjustment after the Date of Grant in the sole and absolute discretion of the Administrator.
[2]	Straight line interpolation between points shall be used.

Form PSU Agreement - Executive

Percent of the Target Adjusted EBITDA Goal Attained for the First Annual Performance Period	First Annual Performance Period Earned Percentage

b.	The Earned PSUs for the Second Annual Performance Period shall be equal to (i) the number of Target PSUs attributable to the Second Annual Performance Period, multiplied by (ii) the Second Annual Performance Period Earned Percentage determined as set forth below:

Percent of the Target Adjusted EBITDA Goal Attained for the Second Annual Performance Period	Second Annual Performance Period Earned Percentage

c.	The Earned PSUs for the Third Annual Performance Period shall be equal to the sum of:

i.	an amount equal to (A) the number of Target PSUs attributable to the Third Annual Performance Period, multiplied by (B) the Third Annual Performance Period Earned Percentage determined as set forth below;

ii.	if the Earned PSUs for the First Annual Performance Period were less than the number of Target PSUs attributable to the First Annual Performance Period and the Third Annual Performance Period Earned Percentage determined as set forth below is greater than 100%, an amount equal to (A) the total number of Target PSUs attributable to the First Annual Performance Period, less the total number of Earned PSUs for the First Annual Performance Period , multiplied by (B) the Third Annual Performance Period Earned Percentage determined as set forth below; and

iii.	if the Earned PSUs for the Second Annual Performance Period were less than the number of Target PSUs attributable to the Second Annual Performance Period and the Third Annual Performance Period Earned Percentage determined as set forth below is greater than 100%, an amount equal to (A) the total number of Target PSUs attributable to the Second Annual Performance Period, less the total number of Earned PSUs for the Second Annual Performance Period, multiplied by (B) the Third Annual Performance Period Earned Percentage determined as set forth below.

Form PSU Agreement - Executive

Percent of the Target Adjusted EBITDA Goal Attained for the Third Annual Performance Period	Third Annual Performance Period Earned Percentage

For the avoidance of doubt, if the Third Annual Performance Period Earned Percentage determined as set forth above is equal to or less than 100%, the portion of the Earned PSUs for the Third Annual Performance Period determined under subsections c.ii and c.iii above shall be zero.

2.	Definitions.

a.	“Adjusted EBITDA” shall mean “Adjusted EBITDA” as defined by the Corporation to be consistent with agreements entered into by the Corporation governing certain senior secured credit facilities, as adjusted by exceptions approved by the Compensation and Management Development Committee to account for unforeseen events that directly impact Adjusted EBITDA results.